UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2013

AMERICAN CORDILLERA MINING CORPORATION

(Exact name of small business issuer as specified in its charter)

Commission File Number: 000-50738

Nevada	91-1959986
(State or jurisdiction of Incorporation or organization)	(I.R.S Employer I.D No.)

1314 S. Grand Blvd, Ste. 2-250, Spokane, WA 99202

(Address of principal executive offices)

(509) 744-8590
(Issuer’s telephone number)

___________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01.  Entry into a Material Definitive Agreements.

On April 5, 2013, American Cordillera Mining Corporation (AMCOR) exercised an option to acquire three mineral leases located in Okanogan County, Washington, pursuant to an Option to Purchase Mineral Leases between Hydro Imaging, Inc. and Northern Adventures, Inc. (NAI) entered into on June 25, 2012 and amended on December 7, 2012, which option was transferred to AMCOR on December 28, 2012 by NAI pursuant to an Asset Purchase Agreement.  The original option was granted by HydroImaging, Inc (HYDRO)., a private company owned solely by David Boleneus, currently a member of the board of directors of AMCOR.  Under the terms of the original option HYDRO granted the right to acquire ten leases granted by the Department of Natural Resources for the State of Washington totaling 4,583.76 acres and 27 unpatented mining claims located in the Toroda Creek-Wauconda Mining district in Okanogan country in the State of Washington for the payment of an exercise price of $10,000.

The amendment to the Option to Purchase Mineral Leases on December 7, 2012 provided HydroImaging the authority to enter into an Mining Lease and Assignment agreement with Kinross Gold USA, Inc. (KINROSS), as an alternative to transferring the ten leases and subject to HYDRO executing an agreement with KINROSS.  As an alternative to acquiring the ten leases and pursuant to the amendment, AMCOR was also granted an option to acquire all right, title and interest in any agreement reached between KINROSS and HYDRO.  On February 28,  2013, HYDRO concluded a the Mining Lease and Assignment agreement with KINROSS and ownership of seven of the ten mineral leases totaling 2,934.56 acres and a lease on 27 unpatented mining claims located in Okanogan County, Washington.  The seven state leases were transferred from HYDRO to KINROSS and approved by the State of Washington on March 27, 2013.  Pursuant to the terms of the KINROSS agreement, KINROSS will assume all of the underlying obligations, annual rental expenses, and work requirements related to the seven leases and 27 unpatented mining claims.  The remaining three state mining leases totaling 1,649.2 acres will be transferred from HYDRO to AMCOR, subject to approval from the Department of Natural Resources for the State of Washington.

Under the terms of the Mining Lease and Assignment agreement KINROSS will pay AMCOR production royalties as follows:  a 1% Net Smelter Return royalty  on all minerals extracted from the area covered by the 7 leases and a 2.5% Net Smelter Return royalty  on all minerals extracted from the area covered by the 27 unpatented mining claims.  The amount of royalties to be paid (both production royalties and advance royalty payments) are capped at $3 million per lease.  KINROSS will also pay advance royalty payments in the aggregate amount of $1 million as follows:  $15,000 payable within 7 days of February 28, 2013, the effective date, $15,000 payable within 15 days of the effective date, $40,000 payable on February 28, 2014, $50,000 payable on February 28, 2015, and thereafter the annual advance royalty payment is to increase by 5% per year up to a maximum annual payment of $100,000.  The obligation to pay the advance royalty payment shall cease once an aggregate of $1 million has been paid.  Advance minimum royalty payments shall be creditable against the production royalties.  The production royalty payments for Minerals produced from the state leases shall be capped at $3,000,000 for each of the seven leases, including any advanced royalty payments to be offset.  Kinross also undertakes to make such payments and undertake such other actions necessary to maintain the seven state mining leases and the unpatented claims in effect and good standing.

Item 9.01.  Exhibits.  Financial Statements and Exhibits

(c)	Exhibits

10. 1 Notice of Intent to Exercise Option Agreement between AMCOR and HydroImaging, Inc dated April 5, 2013.
10.2 Mining Lease and Assignment agreement between Kinross Gold USA, Inc. and Hydro Imaging, Inc. dated February 28, 2013 .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CORDILLERA MINING CORPORATION (Registrant)

Date: April 11, 2013	By:	/s/ Frank H. Blair
Frank H. Blair President and CEO